EXHIBIT 99.1
For immediate release
SPANISH BROADCASTING SYSTEM, INC. REPORTS
RESULTS FOR THE THIRD QUARTER 2007
COCONUT GROVE, FLORIDA, November 7, 2007 — Spanish Broadcasting System, Inc. (the “Company” or “SBS”) (NASDAQ: SBSA) today reported financial results for the three- and nine-month periods ended September 30, 2007.
Results and Discussions
For the three-months ended September 30, 2007, consolidated net revenue totaled $46.8 million compared to $45.9 million for the same prior year period, resulting in an increase of $0.9 million or 2%. This increase was attributable to our television segment, which had a net revenue increase of $1.1 million or 82% offset by a slight decrease in our radio segment net revenue of $0.2 million. Our television segment net revenue growth was primarily due to MEGA TV establishing itself within the South Florida advertising community during the past 19 months, which resulted in an ability to increase advertising rates and sell more inventory. Our radio segment had a slight decrease in net revenue primarily due to lower local and barter sales, offset by an increase in national sales. The decrease in local sales occurred primarily in our Los Angeles, Puerto Rico, Chicago, and Miami markets, offset by an increase in our New York market. The decrease in barter sales occurred in our Puerto Rico and Los Angeles markets. The increase in national sales occurred primarily in our New York and Los Angeles markets, offset by our Miami market.
Operating income before loss (gain) on the sale of assets, net, a non-GAAP measure, totaled $11.9 million compared to $11.2 million for the same prior year period, resulting in an increase of 6%. Operating income before depreciation and amortization and loss (gain) on the sale of assets, net, a non-GAAP measure, totaled $13.1 million compared to $12.1 million for the same prior year period, resulting in an increase of 8%. The increase was primarily attributed to the decrease in our television operating loss before depreciation and amortization and loss (gain) on the sale of assets, net, of $1.5 million and an increase in our radio segment’s operating income before depreciation and amortization and loss (gain) on the sale of assets, net, of $0.2 million, offset by the increase in our corporate expenses of $0.7 million. Please refer to the Segment Data and Non-GAAP Financial Measures section for a reconciliation of GAAP to non-GAAP financial measures.
Income before income taxes totaled $7.1 million compared to $6.3 million for the same prior year period. The increase resulted from the increase in our operating income.
For the nine-months ended September 30, 2007, our consolidated net revenue totaled $133.6 million compared to $132.5 million for the same prior year period, resulting in an increase of $1.1 million or 1%. This increase was attributable to our television segment, which had a net revenue increase of $4.0 million or 126% offset by our radio segment net revenue decrease of $2.9 million or 2%. Our television segment growth was primarily due to (a) MEGA TV establishing itself within the South Florida advertising community during the past 19 months, which resulted in an ability to increase advertising rates and sell more inventory, and (b) our television results reflecting nine-months of revenue compared to the prior period’s results reflecting only seven-months of revenue. Our radio segment had a decrease in net revenue primarily due to lower local and barter sales. The decrease in local sales occurred primarily in our Los Angeles, Miami, and Puerto Rico markets, offset by an increase in our New York and San Francisco markets. The decrease in barter sales occurred in our Los Angeles and Puerto Rico markets.
Operating income before loss (gain) on the sale of assets, net, a non-GAAP measure, totaled $29.0 million compared to $27.5 million for the same prior year period, resulting in growth of 5%. Operating income before depreciation and

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amortization and loss (gain) on the sale of assets, net, a non-GAAP measure, totaled $32.4 million compared to $30.3 million for the same prior year period, resulting in an increase of 7%. The increase was primarily attributed to the decrease in our television operating loss before depreciation and amortization and loss (gain) on the sale of assets, net, of $6.4 million, offset by a decrease in our radio segment’s operating income before depreciation and amortization and (gain) loss on the sale of assets, net, of $4.0 million and an increase in our corporate expenses of $0.3 million. Please refer to the Segment Data and Non-GAAP Financial Measures section for a reconciliation of GAAP to non-GAAP financial measures.
Income before income taxes totaled $16.7 million compared to $60.1 million for the same prior year period. The decrease resulted mainly from the gain on the sale of assets, net, of $50.8 million related to the sale of our radio stations KZAB-FM and KZBA-FM in the prior year.
Raúl Alarcón, Jr., Chairman and CEO, commented, “Our overall third quarter revenue increase exceeded our guidance, reflecting substantial growth at Mega TV, offset by flat results at our radio segment. Mega TV continued to convert its fast-growing audience share in the Miami market into robust gains in advertising revenue, a trend that has continued into the current quarter. Mega TV premiered nationally on DIRECTV MAS in October and we are confident this will lead to significant growth in our viewing audience as we capitalize on our top-ten market presence to cross-promote our radio, TV and online properties. While the radio advertising market remains difficult, we are seeing an improvement in revenue trends and we are continuing to deliver consistently strong audience shares across our portfolio. Through the continued development and expansion of our diversified asset base in the nation’s largest media markets, we remain well positioned to benefit from the growth of the nation’s Hispanic population.”
Fourth Quarter 2007 Outlook
Our quarterly guidance will include an estimated range of the following: consolidated net revenue growth, television operating results before depreciation and amortization, and capital expenditures.
For the fourth quarter ending December 31, 2007, we expect our consolidated net revenue to increase in the low-single digit range over the comparable prior year period. Also, our television segment operating loss before depreciation and amortization will continue to decrease compared to the prior year period. We expect this loss to be in the range of $2.8 to $3.7 million. Our total fourth quarter capital expenditures are projected to be in the range of $2.5 to $3.5 million.
Third Quarter 2007 Conference Call
We will host a conference call to discuss our third quarter 2007 financial results on Wednesday, November 7th at 2:00 p.m. Eastern Time. To access the teleconference, please dial 973-935-2407 ten minutes prior to the start time. If you cannot listen to the teleconference at its scheduled time, there will be a replay available through Wednesday, November 14, 2007, which can be accessed by dialing 877-519-4471 (U.S.) or 973-341-3080 (Int’l), passcode: 9308437.
There will also be a live webcast of the teleconference, located on the investor portion of Spanish Broadcasting’s corporate website, at www.spanishbroadcasting.com/webcasts.shtml. A seven day archived replay of the webcast will also be available at that link.

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About Spanish Broadcasting System, Inc.
Spanish Broadcasting System, Inc. is the largest publicly traded Hispanic-controlled media and entertainment company in the United States. SBS owns and operates 20 radio stations located in the top Hispanic markets of New York, Los Angeles, Miami, Chicago, San Francisco and Puerto Rico, including the #1 Spanish-language radio station in America, WSKQ-FM in New York City, as well as 4 of the Top 7 rated radio stations airing the Tropical, Mexican Regional, Spanish Adult Contemporary and Hurban format genres. SBS also owns and operates Mega TV, a television operation serving the South Florida market with national distribution through DIRECTV. SBS also produces live concerts and events in multiple venues throughout the U.S. and Puerto Rico. In addition, SBS operates www.LaMusica.com , a bilingual Spanish-English online site providing content related to Latin music, entertainment, news and culture. SBS’ corporate Website can be accessed at www.spanishbroadcasting.com.
(Financial Table Follows)

Contacts:
Analysts and Investors	Analysts, Investors or Media
Joseph A. García	Chris Plunkett
Executive Vice President, Chief Financial Officer	Brainerd Communicators, Inc.
and Secretary	(212) 986-6667
(305) 441-6901

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Below are the Unaudited Condensed Consolidated Statements of Operations and other information as of and for the three- and nine-month periods ended September 30, 2007 and 2006.

	Three-Months Ended Sept. 30,		Nine-Months Ended Sept. 30,
Amounts in thousands (except per share data)	2007	2006	2007	2006
	(Unaudited)		(Unaudited)
Net revenue	$46,772	45,891	$133,580	132,507
Station operating expenses	29,772	30,618	90,547	91,849
Corporate expenses	3,881	3,125	10,596	10,314
Depreciation and amortization	1,194	968	3,436	2,800
Loss (gain) on the sale of assets, net of disposal costs	51	6	50	(50,787)

Operating income	11,874	11,174	28,951	78,331
Interest expense, net	(4,789)	(4,840)	(14,213)	(15,195)
Loss on early extinguishment of debt	—	—	—	(2,997)
Other income (expense), net	25	16	1,985	(7)

Income before income taxes	$7,110	6,350	$16,723	60,132
Income tax expense	4,569	5,507	10,778	3,317

Net income	$2,541	843	$5,945	56,815

Dividends on Series B preferred stock	(2,417)	(2,417)	(7,251)	(7,251)

Net income (loss) applicable to common stockholders	$124	(1,574)	$(1,306)	49,564

Net income (loss) per common share:
Basic and Diluted	$0.00	(0.02)	$(0.02)	0.68

Weighted average common shares outstanding:
Basic	72,381	72,381	72,381	72,381

Diluted	72,386	72,381	72,381	72,386

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Non-GAAP Financial Measures
Included below are tables that reconcile the three- and nine-month ended reported results in accordance with Generally Accepted Accounting Principles (GAAP) to Non-GAAP results. The tables reconcile Operating Income to Operating Income before Loss (Gain) on the Sale of Assets, net and Operating Income before Depreciation and Amortization and Loss (Gain) on the Sale of Assets, net.
UNAUDITED GAAP REPORTED RESULTS RECONCILED TO NON- GAAP RESULTS

(Amounts in millions)
	Three-Months Ended Sept. 30,		%
	2007	2006	Change
Operating Income	$11.9	11.2	6%
add back: Loss (gain) on the sale of assets, net	—	—

Operating Income before Loss (Gain) on the Sale of Assets, net	$11.9	11.2	6%
add back: depreciation & amortization	1.2	0.9

Operating Income before Depreciation & Amortization and Loss (Gain) on the Sale of Assets, net (1)	$13.1	12.1	8%

	Nine-Months Ended Sept. 30,		%
	2007	2006	Change
Operating Income	$29.0	78.3	(63%)
add back: Loss (gain) on the sale of assets, net	—	(50.8)

Operating Income before Loss (Gain) on the Sale of Assets, net	$29.0	27.5	5%
add back: depreciation & amortization	3.4	2.8

Operating Income before Depreciation & Amortization and
Loss (Gain) on the Sale of Assets, net (1)	$32.4	30.3	7%

(1)	Operating Income before Depreciation and Amortization and Loss (Gain) on the Sale of Assets, net, replaces Adjusted EBITDA as the metric used by management to assess the performance of our stations, segments and the Company. Although it is calculated in the same manner as Adjusted EBITDA, management believes that using the term “Operating Income before Depreciation and Amortization and Loss (Gain) on the Sale of Assets, net” provides a more accurate description of the performance measure.
Operating Income before Loss (Gain) on the Sale of Assets, net and Operating Income before Depreciation and Amortization and Loss (Gain) on the Sale of Assets, net, are not measures of performance or liquidity determined in accordance with GAAP in the United States. However, we believe that these measures are useful in evaluating our performance because they reflect a measure of performance for our stations before considering costs and expenses related to our capital structure and dispositions. These measures are widely used in the broadcast industry to evaluate a company’s operating performance and are used by us for internal budgeting purposes and to evaluate the performance of our stations, segments and consolidated operations. However, these measures should not be considered in isolation or as substitutes for Operating Income, Net Income (Loss), Cash Flows from Operating Activities or any other measure used in determining our operating performance or liquidity that is calculated in accordance with GAAP. In addition, because Operating Income before Loss (Gain) on the Sale of Assets, net, and Operating Income before Depreciation and Amortization and Loss (Gain) on the Sale of Assets, net, are not calculated in accordance with GAAP, they are not necessarily comparable to similarly titled measures used by other companies.

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Segment Data
We have two reportable segments: radio and television. The following summary table presents separate financial data for each of our operating segments (in thousands):

	Three-Months Ended				Nine-Months Ended
	September 30,		Change		September 30,		Change
	2007	2006	$	%	2007	2006	$	%
Net revenue:
Radio	$44,333	44,552	(219)	(0%)	$126,421	129,339	(2,918)	(2%)
Television	2,439	1,339	1,100	82%	7,159	3,168	3,991	126%

Consolidated	$46,772	45,891	881	2%	$133,580	132,507	1,073	1%

Operating income (loss) before depreciation and amortization and loss (gain) on sales of assets, net:
Radio	$20,025	19,801	224	1%	$51,486	55,490	(4,004)	(7%)
Television	(3,025)	(4,528)	1,503	(33%)	(8,453)	(14,832)	6,379	(43%)
Corporate	(3,881)	(3,125)	(756)	24%	(10,596)	(10,314)	(282)	3%

Consolidated	$13,119	12,148	971	8%	$32,437	30,344	2,093	7%

Depreciation and amortization:
Radio	$716	643	73	11%	$2,153	1,866	287	15%
Television	170	76	94	124%	440	206	234	114%
Corporate	308	249	59	24%	843	728	115	16%

Consolidated	$1,194	968	226	23%	$3,436	2,800	636	23%

Loss (gain) on sale of assets, net:
Radio	$51	6	45	750%	$50	(50,787)	50,837	(100%)
Television	—	—	—	0%	—	—	—	0%
Corporate	—	—	—	0%	—	—	—	0%

Consolidated	$51	6	45	750%	$50	(50,787)	50,837	(100%)

Operating income (loss):
Radio	$19,258	19,152	106	1%	$49,283	104,411	(55,128)	(53%)
Television	(3,195)	(4,604)	1,409	(31%)	(8,893)	(15,038)	6,145	(41%)
Corporate	(4,189)	(3,374)	(815)	24%	(11,439)	(11,042)	(397)	4%

Consolidated	$11,874	11,174	700	6%	$28,951	78,331	(49,380)	(63%)

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Selected Unaudited Balance Sheet Information and Other Data:

As of Sept. 30,
(Amounts in thousands)	2007

Cash and cash equivalents	$63,810

Total assets	$937,672

Senior credit facilities term loan due 2012	$316,875
Non-interest bearing note due 2009	16,755
Miami Broadcast Center mortgage	7,446
Other debt	580

Total debt	$341,656

Series B preferred stock	$89,932

Total stockholders’ equity	$317,956

Total capitalization	$749,544

	Nine-Months Ended Sept. 30,
Amounts in thousands	2007	2006

Capital expenditures	$6,731	6,670

Cash paid for income taxes, net	$—	313